UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
)
In the Matter of	)	Order No.: CN09-13
)
MAINSTREET SAVINGS BANK, FSB	)	Effective Date: May 29, 2009
)
Hastings, Michigan	)
OTS Docket No. 00966)
)

STIPULATION AND CONSENT TO ISSUANCE OF ORDER TO CEASE AND DESIST

WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed MAINSTREET SAVINGS BANK, FSB, Hastings, Michigan, OTS Docket No. 00966 (Association) that OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Association pursuant to 12 USC § 1818(b);
WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order; and
WHEREAS, the Association desires to cooperate with OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to the Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraph I below concerning Jurisdiction, hereby stipulates and agrees to the following terms:

1.	Jurisdiction
a.
The Association is a "savings association" within the meaning of 12 USC § 1813(b) and 12 USC § 1462(4). Accordingly, the Association is "an insured depository institution" as that term is defined in 12 USC § 1813(c); and

b.
Pursuant to 12 USC § 18 13(q), the Director of OTS is the "appropriate Federal banking agency" with jurisdiction to maintain an administrative enforcement proceeding against a savings association. Therefore, the Association is subject to the authority of OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 USC § 1818(b).

2.	OTS Findings of Fact

Based on a November 17, 2008 comprehensive examination of the Association, OTS finds that the Association has engaged in unsafe and unsound banking practices, that resulted in the Association operating with an inadequate level of capital for the kind and quality of assets held, a large volume of nonearning assets, and low earnings.

3.	Consent

The Association consents to the issuance by OTS of the accompanying Order to Cease and Desist (Order). The Association further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.

4.	Finality
The Order is issued by OTS under 12 USC § 1818(b) and upon the Effective Date it shall be a final order, effective and fully enforceable by OTS under the provisions of 12 USC § 1818(i).

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5.	Waivers
The Association waives the following:

a.	The right to be served with a written notice of OTS's charges against it as provided by 12 USC § 1818(b) and 12 CFR Part 509;
b.	The right to an administrative hearing of OTS's charges as provided by 12 USC § 1818(b) and 12 CFR Part 509;
c.	The right to seek judicial review of the Order, including, without limitation, any such right provided by 12 USC § 1818(h), or otherwise to challenge the validity of the Order; and
d.
Any and all claims against OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes or otherwise.

6.	OTS Authority Not Affected

Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar or otherwise prevent OTS from taking any other action affecting the Association if at any time OTS deems it appropriate to do so to fulfill the responsibilities placed upon OTS by law.

7.	Other Governmental Actions Not Affected

The Association acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 6 above, and does not otherwise release, discharge. compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than OTS.

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8.	Miscellaneous
	a.	The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order;
b.
If any provision of this Stipulation and/or the Order is ruled to be invalid. illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise;

	c.	All references to OTS in this Stipulation and the Order shall also mean any of the OTS's predecessors, successors, and assigns;
	d.	The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order;
e.
The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters; and

	f.	The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by OTS, acting through its Regional Director or other authorized representative.

9.	Signature of Directors/Board Resolution

Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance of the Order and the execution of the Stipulation.

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WHEREFORE, the Association, by its directors, executes this Stipulation.

Accepted by:

MAINSTREET SAVINGS BANK, FSB Hastings, Michigan			OFFICE OF THRIFT SUPERVISION

By:	/s/ Gordon F. Fuhr	By:	/s/ Daniel T. McKee
	Gordon F. Fuhr, Chairman		Daniel T. McKee Acting Regional Director, Central Region

	/s/ Eric T. Dreisbach		Date: See Effective Date on page 1
Eric T. Dreisbach, Director

/s/ David L. Hatfield
David L. Hatfield, Director

/s/ Mary Lou Hart
Mary Lou Hart, Director

/s/ David L. Jasperse
David L. Jasperse, Director

/s/ Carl A. Schoessel
Carl A. Schoessel, Director

/s/ James R. Toburen
James R. Toburen, Director

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UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
)
In the Matter of	)	Order No.: CN09-13
)
MAINSTREET SAVINGS BANK, FSB	)	Effective Date: May 29, 2009
)
Hastings, Michigan	)
OTS Docket No. 00966)
)

ORDER TO CEASE AND DESIST

WHEREAS, MAINSTREET SAVINGS BANK, FSB, Hastings, Michigan, OTS Docket No. 00966 (Association), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 USC § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
NOW, THEREFORE, IT IS ORDERED that:

1.
The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in or counseling, or the aiding and abetting of all unsafe or unsound practices that resulted in the Association operating with inadequate capital in relation to the kind and quality of assets held by the Association, a large volume of nonearning assets, and low earnings.

Capital

2.	a.
Within ninety (90) days and at all times thereafter, the Association shall have and maintain: (a) a Tier 1 (Core) Capital Ratio of at least eight percent (8%) and (b) a Total Risk-Based Capital Ratio of at least twelve percent (12%).

b.
Effective immediately, the Board shall review the Association's capital levels at each regular monthly Board meeting and ensure that the Association continually assesses the sufficiency of the Association's capital levels relative to its risk profile, including but not limited to, such risks as: classified asset levels and core earnings. The trends in such risks shall also be reviewed and monitored by the Board. The Board's review of capital adequacy and any actions to be taken shall be fully detailed in the Board meeting minutes.

c.
Within thirty (30) days, the Association shall, pursuant to Board authorization, submit to the Regional Director a written contingency plan acceptable to the Regional Director that will be implemented by the Association in the event the Association falls below adequately capitalized as defined in 12 CFR § 565.4(b)(2) (Contingency Plan). At a minimum, the Contingency Plan shall detail the actions to be taken within specific time frames to achieve one of the following results: (i) merger with or acquisition by another federally insured institution or holding company thereof, or (ii) voluntary liquidation by, among other things, filing the appropriate applications with OTS in conformity with federal laws and regulations. The Contingency Plan shall be implemented immediately if the Association falls below adequately capitalized or upon notification by the Regional Director of the requirement to implement the Contingency Plan. Once implemented, the Association shall submit to the Regional Director written status reports detailing the Association's actions taken and progress in implementing the Contingency Plan no later than the 1st and 15th days of each month.

Asset Ouality

3.	a.
Effective immediately, unless otherwise approved in writing by the Regional Director, the Association shall originate only the following types of loans pursuant to its current underwriting policies and procedures:

i.
one-to-four family residential real estate first lien, prime loans with a loan-to-value ratio of no more than 80% without private mortgage insurance, a principal amount of no more than $275,000, and conforming in all other respects with government-sponsored enterprise (GSE) or government agency purchase requirements; and

ii.	Fully collateralized savings account loans.

b.	The Association shall not modify, renew, or restructure any existing loans if such modification, renewal, or restructuring results in new funds being disbursed to the borrower.
c.
Within thirty (30) days, the Association shall provide to the Regional Director a list of all loans-in-process and legally binding loan commitments outstanding as of the Effective Date of this Order and may fund such obligations and commitments.

4.	a.	On a quarterly basis, the Board shall prepare a classified asset report that includes, at a minimum, the following:

i.	Identification of each asset classified under the Association's asset classification policy;
ii.
A brief narrative summary outlining the current status of each classified asset, along with the specific identification of any change in the status of a classified asset from the prior reporting period; and

iii.	Copies of Loan Review Committee minutes, for all meetings held during the previous quarter.

b.	Within 30 days of the close of each quarter, the Board shall provide the Regional Director with a copy of the classified asset report required by this paragraph.

5.	a.
Within forty-five (45) days, the Board shall adopt an internal asset review program for the Association in accordance with OTS CEO Ltr 140 (May 17, 2001) that establishes a program of independent loan review that will provide for a regular review of the Association's loan portfolio and the independent identification and classification of problem credits and assets as required by 12 CFR § 560.160 (Internal Asset Review Program). At a minimum, the Internal Asset Review Program shall provide for:

i.
Prompt identification of loans with credit weaknesses that warrant the special attention of management, including the name of the borrower, amount of the loan, reason why the loan warrants special attention, and the assessment of the degree of risk that the loan will not be fully repaid according to its terms;

ii.	Action plans to reduce the Association's risk exposure from each identified relationship;
iii.	Assessment of the overall quality of the loan portfolio;
iv.	Identification of credit and collateral documentation exceptions and an action plan to address the identified deficiencies;
v.	Identification of any loans that are not in conformance with the Association's lending policy and an action plan to address the identified deficiencies; and
vi.
A mechanism for reporting periodically, but in no event less than quarterly, the information developed in (i) through (v) above to the Board. The report shall also describe the action(s) taken by management with respect to criticized assets.

b.
Within five (5) days of Board approval of the Internal Asset Review Program, the Board shall forward a copy of the Internal Asset Review Program to the Regional Director for review and comment. Within ten (10) days of receipt of any comments from the Regional Director, the Board shall amend the Internal Asset Review Program to incorporate the comments. The Board shall adopt the amended Internal Asset Review Program and provide a copy of the amended Internal Asset Review Program to the Regional Director within five (5) days of Board approval of any revisions.

6.	a.
Within thirty (30) days, the Board shall revise the Association's nonhomogeneous loan administration policies and procedures addressed on pages 10-14 of the OTS Report of Examination dated November 17, 2008 (ROE).

b.
Within five (5) days after Board adoption of the revisions required by subparagraph (a) above, the Board shall provide the revised loan administration policies and procedures to the Regional Director for review and comment. Within ten (10) days of receipt of any comments from the Regional Director, the Board shall amend the loan administration policies and procedures to incorporate any comments. The Board shall adopt the revised loan administration policies and procedures and provide a copy of such policies and procedures to the Regional Director within five (5) days of Board approval.

Business Plan

7.	a.
The Board shall revise its current three-year business plan (Revised Business Plan), to include the requirements contained within this Order and the comments contained within the ROE, as well as ensuring, at a minimum, inclusion of the following:

(i)	Defined strategies for capital enhancement commensurate with the capital maintenance requirement of paragraph 2 above; and
(ii)	Emphasis on reducing classified assets and operating expenses.

b.	By June 30, 2009, the Board shall submit the Revised Business Plan to the Regional Director.
c.
Once the Board has adopted the Revised Business Plan, the Association must operate within the parameters of its Revised Business Plan. Any proposed material deviations from the Revised Business Plan, including changes proposed by the Association, must be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least sixty (60) days before a proposed change is implemented.

d.
On a quarterly basis, beginning with the first quarter following receipt of the Regional Director's comments on or non-objection to the Revised Business Plan, the Board shall compare projected operating results contained within the Revised Business Plan to actual results (variance analysis report).

e.
The Board shall review the variance analysis reports each quarter and conduct a thorough and diligent review and assessment of management's implementation of and the Association's compliance with the approved Revised Business Plan. The Board's review of the variance report and assessment of management and the Association's compliance shall be fully documented in the appropriate Board meeting minutes. Within thirty (30) days of the close of each quarter, the Board shall provide the Regional Director with a copy of the variance analysis report required by this paragraph.

Remediation of ROE Comments

8.
Within sixty (60) days, the Board shall develop, adopt, and implement specific actions to ensure that the Association addresses all Matters Requiring Board Attention and corrective actions noted in the ROE. The minutes of Board meetings shall document each such action adopted and the measures implemented, if any, to prevent recurrence.

Liquidity Management Policy

9.	By June 30, 2009, the Board shall review and revise the Association's Liquidity Management Policy to address the comments and corrective actions on pages 27-32 of the ROE.

Restriction on Asset Growth

10.
Without the prior written approval of the Regional Director and consistent with the requirements and provisions of OTS Regulatory Bulletin 3b, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter.

Notice of Change of Director or Senior Executive Officer

11.
The Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 CFR Part 563, Subpart H. Specifically, the Association must notify OTS at least thirty (30) days before adding or replacing any member of its Board, employing any person as a Senior Executive Officer, or changing the responsibilities of any Senior Executive Officer so that the person would assume a different senior executive officer position.

Brokered Deposits

12.
The Association shall not accept brokered deposits except in compliance with 12 CFR § 337.6(b)(2) without obtaining the prior written approval of the Federal Deposit Insurance Corporation (FDIC). The Association shall comply with applicable interest rate restrictions contained in 12 CFR § 337.6. The Association shall provide the OTS Regional Director with: (a) a copy of any waiver request from the Association to the FDIC and (b) a copy of the response received from the FDIC to any request for such a waiver by the Association.

Severance and Indemnification Payments

13.
The Association shall not make any golden parachute payment, as that term is defined in 12 CFR § 359.1(f), or any prohibited indemnification payment, as that term is defined in 12 CFR § 359.1(1), unless, with respect to each such payment, the Association has complied with the requirements of 12 CFR Part 359 and, as to indemnification payments, 12 CFR § 545.121.

Notice of Contractual Arrangements Involving Compensation

14.
The Association shall not enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Association, unless it provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction and receives a notice of written non-objection from the OTS pursuant to OTS Examination Handbook § 310. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to OTS fully complies with the requirements of 12 CFR Part 359, 12 CFR §§ 563.39 and 563.161(b), and 12 CFR Part 570-Appendix A.

Contracts Outside of the Normal Course of Business

15.
The Association and its subsidiaries shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association or subsidiary or is outside the Association's or subsidiary's normal course of business unless, with respect to each such contract, the Association has: (i) provided OTS with a minimum of thirty (30) days prior written notice of such arrangement or contract; (ii) determined that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (iii) received written notice of non-objection from the OTS.

Dividend Restriction

16.
The Association shall not declare or pay a dividend or make any other capital distribution, as that term is defined in 12 CFR § 563.141, without receiving the prior written approval of the Regional Director. The Association's written request for approval shall be submitted at least thirty (30) days prior to the proposed date of dividend declaration or payment.

Transactions with Affiliates

17.
The Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 CFR § 563.41(c)(4), which shall include the information set forth in 12 CFR § 563.41 (c)(3). The Board shall ensure that any new transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 CFR § 563.41 and Regulation W, 12 CFR Part 223.

Compliance Monitoring

18.
By the last day of each succeeding month, the Board shall adopt and submit to the OTS certified copies of a Board resolution (Compliance Resolution) formally resolving that, following a diligent inquiry of relevant information (including a report from the Association's management regarding the Association's compliance with each provision of this Order), to the best of its knowledge and belief, during the immediately preceding month, the Association has complied with each provision of this Order currently in effect, except as otherwise stated. The Compliance Resolution shall: (1) specify in detail how, if at all, full compliance was found not to exist; and (2) identify all notices of exemption or non-objection issued by OTS that were outstanding as of the date of its adoption. In the event that one or more directors do not agree with the representations set forth in a Compliance Resolution, such a disagreement shall be noted in the Compliance Resolution.

Effective Date, Incorporation of Stipulation

19.	This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration

20.	This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

Time Calculations

21.	Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
22.
The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices

23.	All submissions, including progress reports, to OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

24.
Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

a.	To OTS:
Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000 Chicago, Illinois 60606
Facsimile: (312) 917-5002

b.	To the Association:
Chairman of the Bank
Mainstreet Savings Bank, FSB 629 West State Street
Hastings, Michigan 49058-1954 Facsimile: (269) 945-0380

No Violations Authorized

25.	Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.
OFFICE OF THRIFT SUPERVISION

By:	/s/ Daniel T. McKee
Daniel T. McKee
Acting Regional Director, Central Region

Date: See Effective Date on page 1